CMKM Diamonds discloses drilling report.

LAS VEGAS, NV -- May 13, 2005 -- CMKM Diamonds Inc. (Pink Sheets: CMKX) today announced receipt of a drilling report prepared by William Jarvis on the Fort a la Corne Diamond Project.

The drilling report was commissioned for CMKX by 101047025 Saskatchewan Ltd. Mr. Jarvis was asked to report on and make recommendations for the kimberlite exploration program. The scope of work completed included:

  a review of the Geological setting as it relates to kimberlite and diamond exploration;

  an examination of the geological and geophysical data provided by the company;

  a review of published geological reports and maps; and

  a visit to the are of the concession.

"We are pleased with the results of Mr. Jarvis' report and are now moving towards commencing further drilling as we move into our Summer drilling program," stated Urban Casavant, president of CMKX.

A copy of Mr. Jarvis' report will be filed as an exhibit to a Form 8-K and will be available through the SEC's website (www.sec.gov).

CMKX reminds its stockholders and the investing public that all corporate updates will be made solely through press releases and/or current reports on Form 8-K as and when they become available.

Forward-Looking Statements:

This press release may contain statements that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "establish," "project" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are based on current expectations and assumptions that are subject to certain risks and uncertainties that could cause actual results to differ materially from CMKX's historical experience and its projections. Such forward-looking statements are inherently uncertain, and actual results may differ from those expressed or implied in the forward-looking statements. Consequently, readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

CMKX's actual results could differ materially from such forward-looking statements because of factors such as: actual or perceived benefits of the Jarvis report; any findings or recommendations contained in the report; uncertain regulatory scrutiny; the current state of CMKX's operations; unavailability of documentation and corporate records; benefits of the to be commenced summer drilling program; the ability to rebuild financial records; timing necessary to comply with reporting requirements; lack of adequate internal controls; unforeseen capital deficiencies; changes in the mining and metals environment, including actions of competitors; the effectiveness of CMKX's development and drilling programs; regulatory and legal changes; and other risks associated with companies in similar industries. CMKX undertakes no obligation to publicly update or revise any forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE: CMKM Diamonds Inc.

Andrew Hill, 306-752-3755 or 877-752-3755

cmkxir@mail.casavantmining.com